Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EMS Technologies, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-76455, 333-32425, 333-35842, 333-86973, 333-74770, 333-147652, and 333-147653) of EMS Technologies, Inc. of our reports dated March 15, 2011, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of EMS Technologies, Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for business combinations in 2009 due to the adoption of SFAS 141(R), Business Combinations (incorporated into ASC Topic 805, Business Combinations).
/s/ KPMG LLP
Atlanta, Georgia
March 15, 2011